Exhibit 99.1

Scout Exploration Inc.
609 475 Howe St.
Vancouver, BC V6C 2B3

SCXN - OTCBB

Scout Exploration Begins Building Alberta Oil/Gas Property Portfolio with
Acquisition of Kerrisdale Resources Ltd.

Feb 7, 2008

Scout Exploration Inc is pleased to announce it has signed a Letter Of Intent ( LOI ) to acquire a 100% interest in Kerrisdale Resources ltd. a private Alberta company. The LOI allows Scout 90 days to complete an independent NI 53 101 compliant engineering report. This acquisition meets Management's goal of acquiring fair to under valued projects at the low end of the commodity price cycle. “”Management envisions an aggressive growth strategy over the next year with the acquisition of Kerrisdale Resources as the stepping stone to further acquisitions, therefore capitalizing on the availability of gas rich projects while prices for gas remain at recent lows.”

About Kerrisdale Resources Ltd.

Kerrisdale Resources Ltd. is a  private oil and gas company founded in 1994.  The company has mineral rights and gas production in the Hilda, Atlee Buffalo, Jenner and Viking-Kinsella areas of S.E. Alberta and Gross Overriding Oil Royalties in S.E. Saskatchewan.  Kerrisdale has interests in 4480 gross acres and 1238 net acres with  gross production of 280 mcfd, of which Kerrisdale owns approximately 48%, and 0.7 bopd (47 boepd gross).  The lands include 13 undrilled gas spacing units.

On behalf of the Board.
Jason Walsh

For further info please contact
Kevin Beaulieu at 877-324-7245 or
www.scoutexploration.com